Exhibit 99

May 9, 2013

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative
Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2013 EARNINGS

Wheeling, WV, May 9, 2013–First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

The Company reported net income of $381,337 or $.22 per share for the three months ended March 31, 2013 as compared to $470,000 or $.28 per share for the same period during 2012. The decrease in net income for the three months ended March 31, 2013 as compared to the same period in 2012 of $88,663 or 18.9% was primarily the result of the decrease in net interest income and noninterest income, offset in part by the decreases in noninterest expenses and income tax expense. Net interest income fell $127,255 or 6.2%, primarily due to the decline in the interest and fees earned on loans combined with the decline in the interest earned on investment securities, offset in part by the reduction in the expense paid on interest bearing liabilities. Noninterest income decreased $35,730 or 11.6% primarily due to the decrease in other operating income combined with the decline in service charges and fees earned on deposit accounts. Noninterest expenses decreased $12,489 or .66% during the three month period ended March 31, 2013 as compared to the same period in 2012 primarily due to the decreases in other operating expenses, as well as decreases in salary and employee benefits expense, offset in part by an increase in occupancy expenses. Income tax expense decreased during the first quarter of 2013 as compared to the same period in 2012 primarily due to the decrease of $150,496 in pre-taxable income combined with the decrease in tax exempt income. The ROA was .51% for the three months ended March 31, 2013 as compared to .65% for the same period of the prior year. For the three months ended March 31, 2013 compared to March 31, 2012, the ROE was 4.75% and 6.05%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	March 31, 2013	December 31, 2012

AT PERIOD END
Total Assets	$313,825	$306,547
Total Deposits	250,902	246,462
Total Loans	100,806	99,387
Total Investment Securities	175,853	178,208
Shareholders’ Equity	35,057	35,703
Shareholders’ Equity Per Share of Common Stock	20.40	20.77

(Dollars in thousands, except share and per share data)	March 31, 2013	March 31, 2012

FOR THE THREE MONTHS ENDED
Net income	381	470
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.22	.28
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	.51%	.65%
Return on Average Equity	4.75%	6.05%

Weighted average shares outstanding	1,718,730	1,718,730

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012.

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”